UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2026

Morgan Stanley

(Exact Name of Registrant

as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MS	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value	MS/PA	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, $0.01 par value	MS/PE	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, $0.01 par value	MS/PF	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $0.01 par value	MS/PI	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, $0.01 par value	MS/PK	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 4.875% Non-Cumulative Preferred Stock, Series L, $0.01 par value	MS/PL	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 4.250% Non-Cumulative Preferred Stock, Series O, $0.01 par value	MS/PO	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 6.500% Non-Cumulative Preferred Stock, Series P, $0.01 par value	MS/PP	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 6.625% Non-Cumulative Preferred Stock, Series Q, $0.01 par value	MS/PQ	New York Stock Exchange
Global Medium-Term Notes, Series A, Fixed Rate Step-Up Senior Notes Due 2026 of Morgan Stanley Finance LLC (and Registrant’s guarantee with respect thereto)	MS/26C	New York Stock Exchange
Global Medium-Term Notes, Series A, Floating Rate Notes Due 2029 of Morgan Stanley Finance LLC (and Registrant’s guarantee with respect thereto)	MS/29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Morgan Stanley (the “Firm”) today announced that the Compensation, Management Development and Succession Committee of the Firm's Board of Directors (the “Compensation Committee”) has determined in consultation with the Firm's Board of Directors the 2025 compensation for Edward Pick, Chairman and Chief Executive Officer (“CEO”) of the Firm.

The Compensation Committee based its decision of Mr. Pick’s 2025 compensation on its assessment of his outstanding performance during his second year as CEO and first year as Chairman of the Board, evidenced by the Firm’s exceptional results and Mr. Pick’s consistent execution of the Firm’s well-defined strategy of raising, managing and allocating capital. The Compensation Committee evaluated Mr. Pick’s performance relative to the Firm’s performance priorities and long-term strategic objectives aligned with the Committee’s CEO compensation assessment framework, including his continued focus on the Firm’s four pillars of the Integrated Firm - Strategy, Culture, Financial Strength and Growth.

Under Mr. Pick’s leadership, for 2025:

•	The Firm achieved strong financial performance, with net revenues at a record $70.6 billion (up approximately 14% year over year), net income applicable to Morgan Stanley of approximately $16.9 billion, and earnings per share also a record of $10.21

•	The Firm delivered pre-tax profit of $22.0 billion (up approximately 25% year-over-year)

•	The Firm reported full-year ROTCE of 21.6% and an efficiency ratio of 68%

•	The standardized Common Equity Tier 1 Capital Ratio at December 31, 2025 was 15.0%, after accreting $8.1 billion of Common Equity Tier 1 Capital

•	We have over 300bps of excess capital and the Firm continued to increase returns to shareholders as the quarterly dividend was increased $0.075 for four years in a row to $1.00, with total dividends paid in 2025 of $6.1 billion

•	The Firm achieved market capitalization of $282 billion, retained its premium valuation among peers, and delivered total shareholder returns of 45%

The Compensation Committee set Mr. Pick's total compensation for 2025 at $45 million. 75% of Mr. Pick’s bonus is deferred over three years and is subject to cancellation and 100% of Mr. Pick’s deferred bonus is delivered in the form of performance-vested equity awards, aligning his compensation with shareholders' interests.

Additional important information about the Registrant's incentive compensation programs and governance, including an explanation of all material elements of the compensation for Mr. Pick and the other named executive officers, will be presented in the Registrant's proxy statement for the 2026 annual meeting of stockholders, expected to be filed with the Securities and Exchange Commission in April 2026.

The information provided herein may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in the Firm's Current Report on Form 8-K dated January 15, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	February 11, 2026	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary